 Exhibit (d)
NON-TENDER AGREEMENT
This NON-TENDER AGREEMENT (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of December 14, 2024, is entered into by and among the persons listed on Schedule A hereto (each a “Stockholder” and collectively, the “Stockholders”), in each such person’s capacity as a stockholder of ATI Physical Therapy, Inc., a Delaware corporation (the “Company”) and the Company.
WHEREAS, the Company intends to commence a tender offer to purchase up to 1,650,000 shares of its Class A common stock, par value $0.0001 per share (the “Shares”) at a purchase price of $2.85 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any tax withholding (the “Offer”);
WHEREAS, the Stockholders beneficially own the Shares set forth on Schedule A hereto (all such Shares beneficially owned by the Stockholders as of the date hereof, together with any other Shares acquired (whether beneficially or of record) by the Stockholders as of the date hereof, including any shares acquired by means of purchase, dividend or distributions, or issued upon the exercise of any warrants, options or restricted stock units, or the conversion or exchange of any convertible or exchangeable securities or otherwise, being collectively referred to as the “Subject Shares”);
WHEREAS, the Stockholders have agreed that they will not tender any of their Subject Shares into the Offer;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE 1
Non-Tender
Section 1.01.   Agreement Not to Tender.   Each Stockholder agrees that it will not, without the prior written consent of the Company, directly or indirectly, tender their Subject Shares into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Securities Exchange Act of 1934 (the “Exchange Act”), in any manner, or enter into any agreement, arrangement, or understanding that results in such Subject Shares being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act.
ARTICLE 2
Representations and Warranties of Stockholders
Each Stockholder represents and warrants to Company that:
Section 2.01.   Corporate Authorization; Binding Agreement.   The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the organizational powers of such Stockholder and have been duly authorized by all necessary action on the part of such Stockholder. This Agreement constitutes a legal, valid and binding Agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity. The person signing this Agreement on behalf of such Stockholder has full power and authority to enter into and perform this Agreement. The execution, delivery and performance by such Stockholder of this Agreement does not require any action by or in respect of, or any notice, report or other filing by such Stockholder with or to, or any consent, registration, approval, permit or authorization from, any governmental authority, other than any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.

Section 2.02.   Non-Contravention.   The execution, delivery and performance by such Stockholder of this Agreement and the performance of its obligations contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws (or other comparable organizational documents) of such Stockholder, (ii) violate any law, statute, ordinance, code, decree, rule, regulation, order, award or ruling applicable to such Stockholder, (iii) require any consent, payment, notice to, or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder or (iv) result in the creation or imposition of any lien on any asset of such Stockholder; except, with respect to clauses (ii), (iii) and (iv), as would not reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise adversely impact such Stockholder’s ability to perform its obligations hereunder.
Section 2.03.   Ownership of Shares.   Such Stockholder is beneficial owner of, and has voting control over, its Subject Shares, free and clear of any liens or any restriction on the right to vote or otherwise dispose of its Subject Shares. Such Stockholder has, and will have at all times during the term of this Agreement, the right to vote and direct the vote of, and to dispose of and direct the disposition of, such Stockholder’s Subject Shares, and there are no agreements, arrangements or understandings of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of its Subject Shares, and no person has any contractual or other right or obligation to purchase or otherwise acquire any of such Stockholder’s Subject Shares. Except for this Agreement, none of such Stockholder’s Subject Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney that are inconsistent with such Stockholder’s obligations pursuant to this Agreement.
Section 2.04.   Total Shares.   As of the date hereof, each Stockholder beneficially owns only the Subject Shares set forth on Schedule A hereto and does not beneficially own any other securities of the Company.
Section 2.05.   No Other Representations.   Such Stockholder acknowledges and agrees that other than the representations expressly set forth in this Agreement, the Company has not made, and is not making, any representations or warranties to such Stockholder with respect to the Company, the Offer or any other matter. Such Stockholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
Section 2.06.   Absence of Litigation.   Such Stockholder represents that there is no action pending or, to the knowledge of such Stockholder, threatened against or affecting (i) such Stockholder or any of its properties or assets (including such Stockholder’s Subject Shares) or (ii) any of its controlled affiliates or any of their respective properties or assets, in each case before (or, in the case of threatened actions, that would be before) or by any governmental authority or arbitrator that would reasonably be expected to, individually or in the aggregate, materially prevent, delay or impair or otherwise materially and adversely impact such Stockholder’s ability to perform its obligations hereunder or on a timely basis.
Section 2.07.   Finder’s Fees.   No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in such Stockholder’s capacity as such.
ARTICLE 3
Representations and Warranties of the Company
Company represents and warrants to each Stockholder as follows:
Section 3.01.   Corporation Authorization.   The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, in the case of enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Section 3.02.   No Other Representations.   The Company acknowledges and agrees that other than the representations expressly set forth in this Agreement, each Stockholder has not made, and is not making, any representations or warranties to the Company with respect to such Stockholder, the Offer or any other matter. The Company hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
ARTICLE 4
Covenants of Stockholders
Each Stockholder hereby covenants and agrees that:
Section 4.01.   No Proxies for or Encumbrances on Subject Shares.
(a)   Each Stockholder shall not, without the prior written consent of the Company, directly or indirectly, prior to June 14, 2025 (i) grant any proxies, powers of attorney, or any other authorizations or consents, or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of (including by gift, and whether by merger, consolidation, statutory conversion or domestication, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise, and including pursuant to any derivative transaction), any Subject Shares (or any beneficial ownership therein or portion thereof) (each, a “Transfer” (which defined term includes derivations of such defined term)), (iii) otherwise permit any liens to be created on any of such Stockholder’s Subject Shares or (iv) enter into any agreement, arrangement or understanding with respect to the direct or indirect Transfer of any of such Stockholder’s Subject Shares; provided that nothing herein shall prohibit a Transfer of Subject Shares to an affiliate of such Stockholder (a “Permitted Transfer”); provided further, that, any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such Stockholder under, and be bound by the terms of, this Agreement, by executing and delivering a joinder agreement in form and substance reasonably satisfactory to the Company. Any Transfer in violation of this Section 4.01(a) shall be null and void ab initio. Such Stockholder hereby agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person to which legal or beneficial ownership shall pass, whether by operation of law or otherwise including its successors or permitted assigns and if any involuntary Transfer of any of such Stockholder’s Subject Shares shall occur (including a sale by such Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder’s Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement as such Stockholder for all purposes hereunder. Each Stockholder authorizes the Company to impose stop orders to prevent the Transfer of any of such Stockholder’s Subject Shares in violation of this Agreement. Notwithstanding anything to the contrary in this Agreement, this Section 4.01 shall survive on its terms until the earlier of (i) six months from the date of this Agreement or (ii) the termination by the Company of the Offer without purchasing Shares thereunder.
(b)   In the event that any Stockholder intends to undertake a Permitted Transfer during the term of this Agreement of any Subject Shares, such Stockholder shall provide prior notice thereof to the Company, and the Company shall, or shall instruct its transfer agent to, (a) lift any stop order in respect of its Subject Shares to be so Transferred in order to effect such Permitted Transfer only upon receipt of written certification by the Company that the written joinder agreement entered into by the transferee agreeing to be bound by this Agreement pursuant to Section 4.01(b) hereof is satisfactory to the Company and (b) re-enter any stop order in respect of its Subject Shares to be so Transferred upon completion of the Permitted Transfer.
Section 4.02.   Each Stockholder agrees that it shall not, for a 6 month period following the date of this Agreement, consent to or consummate any short-form merger of the Company or any of its affiliates pursuant to Section 253 or 267 of the Delaware General Corporation Law (a “Short-Form Merger”) unless such Short-Form Merger is at a price per share no lower than the Offer Price. Notwithstanding anything to the contrary in this Agreement, this Section 4.02 shall survive on its terms until the earlier of (i) six months from the date of this Agreement or (ii) the termination by the Company of the Offer without purchasing Shares thereunder.
Section 4.03.   Actions.   Such Stockholder hereby agrees not to commence or pursue any action or claim, whether derivative or otherwise, against the Company or any of its affiliates, or their respective boards of directors (or equivalent governing bodies) or members thereof or officers, relating to the negotiation, execution or delivery of this Agreement, or the consummation of the transactions contemplated hereby, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors (including any committee thereof as well as any member of the Board of Directors or of any such committee) in connection with the Offer or the transactions contemplated thereby, and such Stockholder hereby agrees to take all actions necessary to opt out of any class in any class action relating to the foregoing; provided that the foregoing shall not limit any actions taken by such Stockholder in response to any claims commenced against such Stockholder or its affiliates.
Section 4.04.   Adverse Actions.   Such Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Expiration Date (as defined below) or termination by the Company of the Offer, enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
Section 4.05.   Adjustments.   In the event of any stock split, stock dividend or distribution, reorganization, recapitalization, readjustment, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Subject Shares, then the terms of this Agreement shall apply to the securities of the Company received in respect of the Subject Shares by such Stockholder immediately following the effectiveness of the events described in this Section 4.05, as though they were Subject Shares hereunder.
ARTICLE 5
Miscellaneous
(a)   Other Definitional and Interpretative Provisions.   Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Schedules are to Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. “Beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the U.S. Securities Exchange Act of 1934. References to any statute shall be deemed to refer to such statute as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. References to any person include the successors and permitted assigns of that person. References to a “party” or the “parties” means a party or the parties to this Agreement unless the context otherwise requires. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and each has been represented by counsel of its choosing and, in the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts.
Section 5.02.   Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third business day after being sent; (c) if sent by overnight delivery via a national courier service, two business days after being delivered to such courier; and (d) if sent by email, when sent, provided that the sender of such email does not receive a written notification of delivery failure. All notices, requests and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other such other address or email address as such party may hereafter specify for the purpose by notice in accordance with this Section to the other parties hereto):
if to the Company, to:
ATI Physical Therapy, Inc.
790 Remington Blvd.
Bolingbrook, IL 60440
Attention: Chief Legal Officer and Corporate Secretary
Email: Erik.Kantz@atipt.com
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201-6950
Attention: James R. Griffin
Email: james.griffin@weil.com
if to a Stockholder, to the address set forth on Schedule A opposite the name of such Stockholder, with a copy to (which shall not constitute notice) to:
Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA 02199
Attention: Christian J. Westra; Thomas J. Fraser;
Email: christian.westra@ropesgray.com; thomas.fraser@ropesgray.com;
Section 5.03.   Amendments; Termination.   Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (i) the consummation of the Offer, (ii) the termination by the Company of the Offer and (iii) the mutual written agreement of each party to this Agreement (any such date under clauses (i) through (i) being referred to herein as the “Expiration Date”). Notwithstanding the foregoing, the provisions set forth in Section 4.01, Section 4.02 Section 4.03 and this Article 5 shall survive the termination of this Agreement.
Section 5.04.   Expenses.   All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.
Section 5.05.   Successors and Assigns.   The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.
Section 5.06.   Governing Law.   This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 5.07.   Jurisdiction.   The parties hereto agree that any action, suit or legal proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or legal proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or legal proceeding in any such court or that any such action suit or legal proceeding brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or legal proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.03 shall be deemed effective service of process on such party.
Section 5.08.   WAIVER OF JURY TRIAL.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 5.09.   Counterparts; Effectiveness.   This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, it being understood that the parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed (including by electronic signature) by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed (including by electronic signature) by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.
Section 5.10.   Severability.   If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby, taken as a whole, is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 5.11.   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that money damages, even if available, would not be an adequate remedy, and that the parties shall be entitled (without proof of actual damages and without being required to prove that money damages are an inadequate remedy) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the courts referred to in Section 5.08, in addition to any other remedy to which they may be entitled at law or in equity. The parties further agree to (a) waive any requirement for the securing or posting of any bond in connection with such remedy, and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity and (b) not assert that a remedy of specific performance or an injunction is unenforceable, invalid, contrary to law or inequitable for any reason.
Section 5.12.   Non-Recourse.   This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate or any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages for breach of this Agreement from, any Non-Recourse Party.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
ATI PHYSICAL THERAPY, INC.
By:
/s/ Joseph Jordan

Name:
Joseph Jordan

Title:
Chief Financial Officer

[Signature Page to Non-Tender Agreement]

STOCKHOLDERS:
Advent International GPE VII Limited Partnership
Advent International GPE VII-B Limited Partnership
Advent International GPE VII-C Limited Partnership
Advent International GPE VII-D Limited Partnership
Advent International GPE VII-F Limited Partnership
Advent International GPE VII-G Limited Partnership
By:	GPE VII GP S.à r.l., General Partner
By:	Advent International GPE VII, LLC, Manager	By:	/s/ Justin Nuccio Justin Nuccio, Manager

By:
Advent International, L.P.,
Manager

By:
Advent International GP, LLC,
General Partner

By:
/s/ Neil Crawford

Name:
Neil Crawford

Title:
Vice President of Finance — Fund Administration

Advent International GPE VII-A Limited Partnership
Advent International GPE VII-E Limited Partnership
Advent International GPE VII-H Limited Partnership
By:
GPE VII GP Limited Partnership, General Partner

By:
Advent International GPE VII, LLC, General Partner

By:
Advent International, L.P., Manager

By:
Advent International GP, LLC, General Partner

By:
/s/ Neil Crawford

Name:
Neil Crawford

Title:
Vice President of Finance — Fund Administration

[Signature Page to Non-Tender Agreement]

Advent Partners GPE VII Limited Partnership
Advent Partners GPE VII 2014 Limited Partnership
Advent Partners GPE VII-A Limited Partnership
Advent Partners GPE VII-A 2014 Limited Partnership
Advent Partners GPE VII Cayman Limited Partnership
Advent Partners GPE VII 2014 Cayman Limited Partnership
Advent Partners GPE VII-A Cayman Limited Partnership
Advent Partners GPE VII-B Cayman Limited Partnership
Advent Partners GPE VII-A 2014 Cayman Limited Partnership
By:
Advent International GPE VII, LLC, General Partner

By:
Advent International, L.P., Manager

By:
Advent International GP, LLC, General Partner

By:
/s/ Neil Crawford

Name:
Neil Crawford

Title:
Vice President of Finance — Fund Administration

GPE VII ATI Co-Investment (Delaware) Limited Partnership
By:
Advent International GPE VII, LLC, General Partner

By:
Advent International, L.P., Manager

By:
Advent International GP, LLC, General Partner

By:
/s/ Neil Crawford

Name:
Neil Crawford

Title:
Vice President of Finance — Fund Administration

[Signature Page to Non-Tender Agreement]

Schedule A
Name of Stockholder	Total Shares Owned	Address for Notices (including email)
Advent International GPE VII Limited Partnership	226,494	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-B Limited Partnership	619,408	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-C Limited Partnership	196,909	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-D Limited Partnership	135,543	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-F Limited Partnership	57,470	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-G Limited Partnership	57,470	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-A Limited Partnership	209,635	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-E Limited Partnership	446,324	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent International GPE VII-H Limited Partnership	34,878	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
[Schedule A to Non-Tender Agreement]

Name of Stockholder	Total Shares Owned	Address for Notices (including email)
Advent Partners GPE VII 2014 Limited Partnership	1,301	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII 2014 Cayman Limited Partnership	3,116	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII–A 2014 Limited Partnership	3,587	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII–A 2014 Cayman Limited Partnership	2,198	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII Cayman Limited Partnership	16,123	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII–B Cayman Limited Partnership	21,273	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII Limited Partnership	905	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII–A Cayman Limited Partnership	4,258	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
Advent Partners GPE VII–A Limited Partnership	2,143	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
GPE VII ATI Co-Investment (Delaware) Limited Partnership	277,578	c/o Advent International, L.P. 800 Boylston Street Boston, MA 02199 Attention: Advent Legal Department Email: legalnotices@adventinternational.com
[Schedule A to Non-Tender Agreement]